                                                                   Exhibit 10.10



                          FORM OF SERVICES AGREEMENT


     This Services Agreement (this "Agreement"), is entered into as of [__________ __], 1999, (the "Effective Date") by and between
[Founder/CenterPoint Advisors, Inc.], a [___________] corporation ("Company"), and [Attest L.L.C.], a [________ limited liability company] ("Firm").


                                    RECITALS

     A. Firm provides professional accounting services through individual Certified Public Accountants (each a "CPA" and collectively, the "CPAs") who are employed or otherwise retained by Firm.

     B. Company owns certain assets that can be used to provide professional accounting services and management, administrative and other support services.

     C. Pursuant to the terms and conditions of this Agreement, Firm desires to obtain the services of Company in performing such business functions so as to permit Firm to devote its full professional time and attention to the rendering of professional accounting services.


                             STATEMENT OF AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company and Firm agree as follows:


                                   ARTICLE I
                          Relationship of the Parties
                          ---------------------------

Section 1.1 Appointment. Firm hereby appoints Company as its agent for the management and administration of the business functions and business affairs of Firm, and Company hereby accepts such appointment, subject at all times to the terms and conditions of this Agreement.

Section 1.2 Independent Contractor. Firm and Company intend for Company to act and perform as an independent contractor, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the parties hereto, except as otherwise expressly provided herein. Company and Firm agree that Firm shall retain the exclusive authority to direct the professional and ethical aspects of its accounting practice. Company shall exercise neither control nor direction over the accounting methods, procedures or decisions of Firm.

Section 1.3 Practice of Accountancy. The parties hereto acknowledge that Company is not authorized or qualified to engage in any activity which under applicable laws, regulations or ethics rules may only be performed by licensed certified public accountants ("Attest Services") and that nothing herein shall be construed as the provision of Attest Services by Company. To the extent any act or service required of Company is construed or deemed to constitute the provision of Attest Services, Company is released from any obligation to provide, and Firm shall be deemed not to have requested Company to provide, such act or service without otherwise affecting the other terms of this Agreement.

                                   ARTICLE II
                       Services to be Provided by Company
                       ----------------------------------

Section 2.1 Scope of Services Provided. Company shall provide or arrange for the provision of the services set forth in this Article II. Except to the extent necessary to comply with applicable laws, regulations or professional standards, Firm will not act in a manner which would prevent Company from performing its duties hereunder and will provide such information and assistance to Company as is reasonably required by Company to perform its services hereunder. Company shall cause its employees to comply with all applicable federal, state and local laws, rules and regulations in Company's provision of services hereunder.

Section 2.2   General Administrative Services.

     (a) Billing and Collection.
          ----------------------

          (i) Firm hereby appoints Company for the term of this Agreement to be its true and lawful attorney-in-fact, and in connection therewith, grants to Company a power of attorney, coupled with an interest, for the following purposes :

               (A) to bill clients in Firm's name and on Firm's behalf, unless prohibited by law;

               (B) to collect, receive and administer accounts receivable resulting from such billing in Firm's name and on its behalf;

               (C) to take possession of and endorse in the name of Firm (and/or in the name of an individual accountant, such payment intended for purpose of payment of professional fees related to Firm) any notes, checks, money orders, insurance payments and other instruments received in payment of accounts receivable;

               (D) to initiate the institution of legal proceedings in the name of Firm, to collect any accounts and monies owed to Firm and to enforce the rights of Firm as creditor under any contract or in connection with the rendering of any service; and

               (E) to sign checks, drafts, bank notes or other instruments on behalf of Firm.

          (ii) Firm covenants, and shall cause each of its employees, to forward any payments received for services provided by or on behalf of Firm for deposit in a separate bank account owned solely by Firm (the "Firm Account"), and to otherwise apply such funds in a manner consistent with the terms of this Agreement. Firm and Company agree that Company shall be entitled to (and is hereby authorized) to transfer funds from the Firm Account in payment of the Service Fee (as determined pursuant to Article IV hereof). Firm and Company agree to execute from time to time such documents and instructions as shall be required by the bank maintaining the Firm Account to effect the foregoing provisions and to extend or amend such documents and instructions as reasonably required to effect the intent of this Section 2.2(a)(ii). Any action or threatened action by Firm that materially interferes with or could materially interfere with the operation of this Section 2.2(a)(ii), will constitute a breach of this Agreement and will entitle Company, in addition to any other remedies it may have at law or in equity, to seek a court ordered assignment of the rights provided to Company pursuant to subparagraph (i) above and this subparagraph (ii) and to distribute account debtor letters to clients instructing them to make payment directly to and in the name of Company for services rendered by Firm; provided that any amounts received by Company in excess of the amount owed to Company by the Firm shall be held by Company for the benefit of Firm.

          (iii) All monies shall be accounted for by Company as being distinctly attributable to Firm. Firm shall execute such documents in form and substance as approved by Company to permit Company to exercise the rights and powers granted to Company pursuant to this Section 2.2(a). Firm shall cooperate with, and at the request of Company shall provide reasonable assistance to, Company with the functions set forth herein.

          (iv) The administration of accounts receivable pursuant to this
Section 2.2(a) shall include, without limitation, the right to: (A) extend the time of payment of such accounts; (B) discharge or release the obligors of any such accounts receivables; (C) sue, assign or sell at a discount such contracts, subject to customary practice; and (D) take such other measures to procure payment of any such accounts as Company shall deem reasonable and appropriate.

     (b) Accounting. Company shall administer and maintain the operation of a bookkeeping and accounting system for Firm, including the maintenance, custody and supervision of business records, ledgers and reports; and the establishment, administration and implementation of accounting procedures, controls and systems.

     (c) Cash Management. Company shall manage the cash and cash equivalents of Firm, and Company shall be entitled (and is hereby authorized) to transfer such cash from the Firm Account and to use such cash for purposes as Company deems appropriate.

     (d) Other Services. Company shall supply to Firm all reasonably necessary or appropriate services for the reasonably efficient operation of Firm, including without limitation, clerical, purchasing, payroll, computer, information management, preparation of tax returns, printing, postage and duplication services, in each case consistent with the past practice and custom of the Company. Company shall prepare quarterly unaudited accrual financial statements for Firm containing a balance sheet and income statement, which shall be delivered to Firm as soon as practicable, but no later than 45 days after the end of each fiscal quarter.

     (e) Records and Files.
          -----------------

          (i) Company's Business and Financial Records. At all times during and after the term of this Agreement, including any extensions or renewals hereof, all business records, including but not limited to, business agreements, books of account, personnel records, general administrative records and all information generated under or contained in the management information system pertaining to Company's obligations hereunder, and other business information of Company of any kind or nature shall be and remain the sole property of, and shall be managed and maintained by, Company. Notwithstanding the foregoing, the Firm shall maintain all files pertaining to client engagements.

          (ii) Access to Records. Except as prohibited by law, at all times during and after the term of this Agreement, each party and its authorized agents shall be entitled, upon request and with reasonable advance notice, to obtain access (within not more than 10 business days following receipt of such notice by the other party or parties) to all records of the other party directly related to the performance of such party's obligations pursuant to this Agreement.

          (iii) Compliance with Law. The management and maintenance of all files and records by Company and Firm shall comply with all applicable federal, state and local statutes, rules and regulations.

Section 2.3   Facilities.

     (a) Premises. Company shall provide such office space and facilities (the "Premises") as Company and Firm shall jointly and reasonably determine to be necessary or appropriate for Firm to conduct its business. The Premises shall be subject to such expansion or reduction as jointly and reasonably reviewed and approved by Company and Firm.

     (b) Personal Property. Company shall provide such equipment, furniture, fixtures, furnishings and other personal property reasonably necessary or appropriate for the reasonably efficient operation of Firm for the use of Firm pursuant to the terms hereof (the "Personal Property").

Section 2.4 Personnel. Company shall provide personnel, including, without limitation, professional, administrative, clerical, secretarial, bookkeeping and collection personnel as are reasonably necessary for the conduct of Firm's operations. All personnel provided under this Section 2.4 shall be employees of Company or one of its Affiliates, and Company shall determine and cause to be paid the salaries and benefits of all such personnel.

Section 2.5 Inventory and Supplies. Company shall provide to Firm inventory and supplies that are reasonably required in connection with the operation of the Firm.

Section 2.6 No Warranty. Firm acknowledges that Company has not made and will not make any express or implied warranties or representations that the services provided by Company will result in any particular amount or level of professional accounting practice or income to Firm.

Section 2.7    Financial Planning and Budgeting.

     (a) Budgeting. Company shall prepare, subject to the Firm's approval, all annual capital and operating budgets (each an "Annual Budget" and collectively, the "Annual Budgets"). For purposes of developing the initial Annual Budget, the Company and Firm shall take into account the categories of expenses determined by Company. The Annual Budget for each subsequent year shall reflect Firm's anticipated staffing requirements for the next fiscal year, as well as other anticipated expenses of Firm. The Annual Budget for each year shall remain in full force and effect until the Annual Budget for the subsequent year is duly adopted by the Firm.

     (b) Capital Expenditures. Subject to the terms contained herein, Company will make funds available for capital expenditures and improvements by Company on behalf of Firm as follows:

          (i) Budgeted Expenditures. All budgeted capital expenditures and improvement projects shall be subject to final review and approval by the Company and Firm prior to the making of any actual expenditure. Such review and approval shall be based on confirming that the assumption, facts and circumstances on which the decision to budget for such expenditure was based still support and justify the actual expenditures.

          (ii) Non-Budgeted Expenditures. Non-budgeted capital expenditures and improvement projects shall be jointly and reasonably evaluated and approved by the Firm and Company prior to the making of any actual non-budgeted expenditure.


                                  ARTICLE III
                              Obligations of Firm
                              -------------------

Section 3.1 Licensing. Firm shall ensure that each person employed as a CPA has all required licenses, credentials, approvals or other certifications to perform his or her duties and services for Firm and, in the event that Firm becomes aware of any disciplinary actions or malpractice actions initiated against any such person, Firm shall promptly inform Company of such action and the underlying facts and circumstances.

Section 3.2 Attest Services. Firm shall use and occupy the Premises exclusively for the provision of Attest Services. Firm shall provide Attest Services to its clients in compliance at all times with ethical standards, laws, rules and regulations applicable to the operations of Firm. From time to time Firm, after consultation with the Company, will adopt and implement fee schedules for clients which shall be reasonable in relation to fees generally being charged in the same or similar market areas.

Section 3.3 Firm's Internal Matters. Except as set forth herein, Firm shall be responsible for matters involving its governance, employees and similar internal matters, including, but not limited to, distribution of income among its members, disposition of Firm's property and ownership interests (subject to any restrictions contained herein), hiring and firing of its employees, licensing and implementing all compliance plans and procedures as described in Section 3.4.

Section 3.4 Compliance with Laws. Firm shall, and shall use its best efforts to cause the employees of Firm to, comply with all applicable federal, state and local laws, rules, regulations and restrictions in the conduct of Firm's business. Firm and Company shall adopt a compliance plan or procedures to assist Company and Firm in complying with applicable laws, rules and regulations applicable to their respective duties, and Firm agrees to abide, and to cause its employees to abide, by any such compliance plan or procedures. Firm shall not take, and shall use its best efforts to prohibit any of its employees from undertaking, any action that is not in accord with the regulatory compliance plans, policies and manuals so developed.

Section 3.5 Firm Employee Benefit Plans. Firm shall not enter into or offer to any of its or Company's employees any "employee benefit plan" (as defined in Section 3(3) of ERISA) without the prior written consent of Company.

Section 3.6 Operating Agreements. Firm shall enforce the terms of any operating agreements to which it is a party and any restrictive covenants of which it is the beneficiary. Firm shall inform Company of any breach or violation, or suspected breach or violation, of any such covenants or restrictions and shall consult with Company in its efforts to enforce such covenants and restrictions.

Section 3.7 Negative Covenants of Firm. During the term of this Agreement, Firm shall not take any action or inaction which, in Company's reasonable discretion, would impair Company's ability to provide services hereunder or would be inconsistent with the terms, conditions and representations contained in this Agreement.


                                   ARTICLE IV
                      Financial and Security Arrangements
                      -----------------------------------

Section 4.1 Service Fee. In consideration of the services to be provided and the substantial commitment of capital and other resources and effort to be made by Company hereunder, Company shall be paid the service fee (the "Service Fee") in accordance with the terms of attached Fee Schedule.

Section 4.2 Reasonable Value. Firm and Company acknowledge and agree that the Service Fee has been negotiated at arm's length and represents the reasonable value of the facilities, equipment and services furnished by Company pursuant to this Agreement, considering the nature and volume of the services required and the risks assumed by Company. Payment of the Service Fee is not intended to be and shall not be interpreted or applied as permitting Company to share in Firm's fees for accounting services or any other services.

Section 4.3 Annual Reconsideration of Service Fee. Firm and Company recognize that the arrangements contemplated by this Agreement are unique and that they have limited bases upon which to establish the Service Fee. They further recognize that the Service Fee must be adjusted periodically to take into consideration the expense levels, other demand for and salaries of personnel provided to Firm and the changes in facilities and equipment made available to Firm. Firm and Company agree to reconsider the reasonable value of the facilities, equipment and services furnished by Company pursuant to this Agreement on an annual basis in conjunction with the preparation of the Annual Budget.


                                   ARTICLE V
                              Term and Termination
                              --------------------

Section 5.1 Term of Agreement. This Agreement shall commence as of the Effective Date and shall expire on the 40th anniversary thereof unless earlier terminated pursuant to the terms of either Section 5.3 or Section 5.4.

Section 5.2  [Reserved].

Section 5.3 Termination by Firm. Firm may, in its sole discretion, terminate this Agreement by giving written notice thereof to Company (after the giving of any required notices and the expiration of any applicable waiting periods set forth below) upon the occurrence of any of the following events:

     (a) Company shall admit in writing its inability to generally pay its debts when due, apply for or consent to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, file a petition in bankruptcy or make an assignment for the benefit of creditors, or upon other action taken or suffered by Company, voluntarily or involuntarily, under any federal or state law for the benefit of debtors, except for the filing of a petition in involuntary bankruptcy against Company which is dismissed within 90 days thereafter.

     (b) Company shall engage in gross negligence or fraud in the performance of any material duty or material obligation imposed upon it by this Agreement (a "Material Company Default"), and such Material Company Default shall continue for a period of 90 days after written notice thereof has been given to Company by Firm; provided, however, that no such Material Company Default shall constitute a basis for termination by Firm if during the foregoing 90 day period Company has initiated steps to materially cure such Material Company Default, but such Material Company Default cannot, based on a reasonable effort by Company, be materially cured within such period.

     (c) Notwithstanding anything to the contrary contained herein, Firm may, in its sole discretion and at any time, terminate any or all of Company's duties under (i) Sections 2.2(a), (b), (c), 2.5 and/or 2.7 of this Agreement by delivering written notice of such intent to terminate no less than one year prior to the effective date of such termination or (ii) Section 2.3 of this Agreement by delivering written notice of such intent to terminate no less than one year prior to the scheduled termination of any lease for such Premises or, if such Premises are not leased, no less than one year prior to the effective date of such termination.

Section 5.4 Termination by Company. Company may, in its sole discretion, terminate this Agreement by giving written notice thereof to Firm (after the giving of any required notices and the expiration of any applicable waiting periods set forth below) upon the occurrence of any of the following events:

     (a) Firm shall admit in writing of its inability to generally pay its debts when due, apply for or consent to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, file a petition in bankruptcy or make an assignment for the benefit of creditors, or upon other action taken or suffered by Firm, voluntarily or involuntarily, under any federal or state law for the benefit of debtors, except for the filing of a petition in involuntary bankruptcy against Firm which is dismissed within 90 days thereafter.

     (b) Firm or any of its employees (1) fails to adhere to any compliance plan, policy, or manual as contemplated in Section 3.4 hereof, (2) engages in any conduct or is formally accused of conduct for which Firm's ability or license reasonably would be expected to be subject to revocation or suspension, whether or not actually revoked or suspended, or (3) is otherwise disciplined by any licensing, regulatory or professional entity or institution, the result of any of which event described in subparagraphs (1) through (2) above, in the absence of termination of the licensed professional who is the subject of such matter or other action of Firm to monitor and cure such act or conduct by such employee, does or reasonably would be expected to materially and adversely affect the Firm.

Section 5.5 Effective Date of Termination. Any termination of this Agreement shall be effective (the "Termination Date") as follows:

     (a) Immediately upon receipt of a termination notice pursuant to Sections
5.3 or 5.4 (a "Termination Notice") and expiration of applicable cure periods;
or

     (b) Upon the expiration of this Agreement pursuant to Sections 5.1 or 5.2.

Section 5.6 Effect Upon Termination. Upon the Termination Date, except as provided below, this Agreement shall terminate and shall be of no further force and effect and all further obligations of Company and its Affiliates under this Agreement shall terminate without further liability of its Company or its Affiliates to Firm, except as follows:

     (a) Each party hereto shall provide the other party with reasonable access to books and records owned by it to permit such requesting party to satisfy reporting and contractual obligations which may be required of it;

     (b) Any amounts due and owing but unpaid to either Company or its Affiliates or Firm as of the Termination Date shall be paid promptly by the appropriate party; and

     (c) Any and all covenants and obligations of either party hereto which by their terms or by reasonable implication are to be performed, in whole or in part, after the termination of this Agreement, shall survive such termination, including, without limitation, the obligations of the parties pursuant to
Section 2.2(e)(ii) and the applicable provisions of Articles VI and VII.

                                   ARTICLE VI
                                  Arbitration
                                  -----------

If a claim, controversy, dispute or disagreement arising out of or relating to this Agreement, cannot be resolved by agreement of the Company and Firm, the parties agree that any such claim, controversy, dispute or disagreement shall be settled by final and binding arbitration venued in Chicago, Illinois in accordance with the Arbitration Rules for Professional Accounting and Related Services Disputes of the American Arbitration Association, and judgment upon the award entered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, that the terms and provisions of this Article VI shall not preclude any party hereto from seeking, or a court of competent jurisdiction from granting, injunctive or other equitable relief for any breach of any duty, obligation, covenant, representation or warranty, the breach of which may cause irreparable harm or damage to the party seeking such equitable relief.


                                  ARTICLE VII
                               General Provisions
                               ------------------

Section 7.1 Entire Agreement; Assignment. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except that Company may assign this Agreement or subcontract any or all of its responsibilities hereunder to any of its Affiliates. Any attempted assignment in violation of this Agreement shall be null and void ab initio.

Section 7.2 Amendments. This Agreement shall not be modified or amended except by a written document executed by all parties to this Agreement.

Section 7.3 Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

Section 7.4 Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be reasonably requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

Section 7.5 Contract Modifications for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the date hereof, are interpreted by judicial decision, a regulatory agency or independent legal counsel in such a manner as to indicate that this Agreement or any provision hereof may be in violation of such laws or regulations, Firm and Company shall amend this Agreement as necessary to preserve the underlying economic and financial arrangements between Firm and Company and without substantial economic detriment to either party. If this Agreement cannot be so amended, the terms of Sections 5.3(b) and 5.4 shall apply. To the extent any act or service required of Company in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the provision of

Attest Services, the performance of said act or service by Company shall be deemed waived and forever unenforceable and the provisions of this Section 7.5 shall be applicable. Neither party shall claim or assert illegality as a defense to the enforcement of this Agreement or any provision hereof; instead, any such purported illegality shall be resolved pursuant to the terms of this Section 7.5 and Section 7.7.

Section 7.6 Parties In Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. Except as provided in Section 7.1, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any Person not a party hereto or thereto any rights or remedies hereunder or thereunder.

Section 7.7 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 7.8 Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Illinois applicable to contracts executed and to be performed wholly within such state, without giving effect to its choice of law rules.

Section 7.9 No Waiver; Remedies Cumulative. No party hereto shall by any act (except by written instrument pursuant to Section 7.3), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

Section 7.10 Interpretation. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "1 herein," "1 hereof" and "1 hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

Section 7.11 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

Section 7.12 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight delivery service, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section):

If to Company:           [founding company]
                         [address]

With a copy to:          Katten Muchin & Zavis
                         55 West Monroe Street, Suite 1600
                         Chicago, Illinois 60661-3693
                         Facsimile No.: (312) 902-1061
                         Attn: Howard S. Lanznar, Esq.

If to Firm:              [Firm]
                         [address]

With a copy to:          [Firm's counsel]
                         [address]


Section 7.13 Counterparts. This Agreement may be executed via facsimile or otherwise in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 7.14 Definitions. For the purposes of this Agreement, the following definitions shall apply:

     "Affiliate," with respect to any Person, means a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. Notwithstanding the foregoing, for definitional purposes of this Agreement, Firm shall not be deemed an Affiliate of Company.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and Securities and Exchange Commission or their respective successors, consistently applied and maintained throughout the periods indicated.

     "Person" means any natural person, corporation, partnership, limited liability company or other business structure recognized as a separate legal entity.


                                *      *      *

     IN WITNESS WHEREOF, the Firm and Company have executed this Services Agreement as of the Effective Date.

                              Firm:

                              [NEWCO]



                              By:______________________________________

                              Title:___________________________________



                              By:______________________________________

                              Title:___________________________________



                              Company:

                              [FOUNDER/CENTERPOINT ADVISORS, INC.]



                              By:______________________________________

                              Title:___________________________________



                              By:______________________________________

                              Title:___________________________________

                                  FEE SCHEDULE


     (a) The Company shall be entitled to a monthly service fee payable in arrears upon presentation of an invoice equal to the sum of the following amounts:

          (i) the product of the Firm Ratio times the aggregate expenses of the Company for such month for general administrative costs, Premises occupancy, utilities and similar costs and salaries, taxes and benefits with respect to personnel (other than professional personnel);

          (ii) for each professional employee of the Company (other than members or employees of the Firm) and each employee of an Affiliate of the Company, the product of such employee's hourly billing rate then in effect times the number of hours (or fractions thereof) devoted by such employee to the business and affairs of the Firm during such month; and

          (iii) the funds expended by the Company during such month on the Firm's behalf for capital expenditures and improvements as provided in
     Section 2.7(b) and other out-of-pocket expenses directly attributable to the Firm's business.

     (b) "Firm Ratio" for any period is the number that results from dividing the aggregate number of hours (or fractions thereof) devoted by professional employees of the Company that are members or employees of the Firm during such period to the business and affairs of the Firm divided by the aggregate number of hours (or fractions thereof) devoted by all professional employees of the Company during such period to the business and affairs of the Firm and the Company or its Affiliates.